EXHIBIT 99.1

Press Release

 Las Vegas Sands Board of Directors Approves
Multi-Year Share Repurchase Program

New York, NY (June 5, 2013) — Las Vegas Sands Corp. (NYSE: LVS) announced today that the company’s Board of Directors has approved a multi-year share repurchase program.

“I am extremely proud to announce that the company’s outstanding financial performance, together with our expanding cash flows and strong balance sheet, has enabled us to initiate a multi-year share repurchase program,” said Mr. Sheldon G. Adelson, chairman and chief executive officer of Las Vegas Sands.  “We believe the implementation of our share repurchase program, together with our previously established recurring dividend program, will allow us to maximize returns to shareholders in the years ahead.”

Mr. Adelson noted that the initial authorization for the share repurchase program is $2 billion and the company expects to utilize the program in an opportunistic fashion.

In 2012, the company’s Board of Directors established a recurring dividend of $1.00 per share per year, and increased the recurring dividend by 40 percent to $1.40 per share in 2013.  In addition, the company paid a special dividend of $2.75 per share in December 2012.

“It is gratifying that the company’s businesses and cash flows have grown to a level that enabled the company to return nearly $3.1 billion of capital to shareholders in 2012, while retaining ample liquidity to pursue future growth opportunities,” concluded Mr. Adelson.

About Las Vegas Sands

Las Vegas Sands (NYSE: LVS) is a Fortune 500 company and the leading global developer of destination properties (Integrated Resorts) that feature premium accommodations, world-class gaming and entertainment, convention and exhibition facilities, celebrity chef restaurants, and many other amenities.

The Venetian® and The Palazzo®, Five-Diamond luxury resorts on the Las Vegas Strip, and Sands® Bethlehem in Eastern Pennsylvania are the company's properties in the United States.  Marina Bay Sands® is the company's iconic Integrated Resort in Singapore's downtown Marina Bay district.

Through its majority-owned subsidiary Sands China Ltd. (1928:HK), the company owns a portfolio of properties on Macao's Cotai Strip®, including The Venetian® Macao, Four Seasons Hotel Macao, and Sands Cotai Central. The company also owns the Sands® Macao on the Macao Peninsula.

Las Vegas Sands is committed to global sustainability through its Sands ECO360º program and is an active community partner through its various charitable organizations.

For more information, please visit www.lasvegassands.com.

Contacts:

Investment Community:	Daniel Briggs	(702) 414-1221

Media:	Ron Reese	(702) 414-3607